CONTACT: Gretchen Williams PR & Communications Officer Camden National Bank (207)518-5684 or gwilliams@CamdenNational.com FOR IMMEDIATE RELEASE September 19, 2017 Camden National Corporation Announces Board Retirement and Elections CAMDEN, Maine, September 19, 2017 – The Board of Directors for Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), elected Lawrence “Larry” J. Sterrs to succeed Karen Stanley as Chair of the Company and Camden National Bank effective September 17, 2017. Stanley, who joined the Board of Directors in 2008 and became Chair in 2010, retired from the Board on September 17, 2017. John Holmes, who has served on the Board since 1988, retired on September 15, 2017, after 29 devoted years. For the past seven years, Camden National Corporation has flourished under Stanley’s leadership as Chair. Highlights of her tenure include Camden National Bank’s acquisition of 14 banking centers from Bank of America in 2012, acquisition of The Bank of Maine in 2015, and consolidation and rebranding of Acadia Trust to Camden National Wealth Management in 2016. “We are grateful for the wealth of business experience and community commitment that Karen and John have brought to the Board of Directors,” said Greg Dufour, President and CEO. “Karen’s expertise and leadership as Chair have ensured that Camden National Corporation grows significantly as a Maine- based business with local roots and innovative products and services. We thank Karen and John for their dedication, strategic oversight and steadfast commitment, and we wish them well in their personal and professional pursuits.” Sterrs has served on the Camden National Corporation Board of Directors since January 2015, and he was named Vice Chair effective January 2017. He is a member of the Compensation and Technology Committees, and became Chair of the Governance and Risk Committee when he succeeded Stanley as Board Chair. He brings over 40 years of professional experience in the telecommunications industry. He is Board Chairman of UniTek, Inc. and its telecom subsidiary, UniTel, Inc., and he was formerly CEO of each company. Since 2001, Sterrs has served as Chairman and CEO of the Unity Foundation, a public charity founded in 2000 that provides strategic grant making and executive and board coaching to non- profit organizations throughout Maine. Sterrs noted, “When first elected to Camden National Corporation’s Board of Directors, I was impressed by the Company’s legacy built on a banking experience that people and communities can trust. I am inspired by the Company’s continuous investment in its customers, shareholders, employees, and local communities. It has been incredibly rewarding to see Camden National Corporation’s growth in Maine and beyond, and I am proud to follow in Karen’s footsteps as the next Chair.” Sterrs brings deep experience with strategic planning and operational management having previously worked for ConTel Corporation and BerryDunn McNeil and Parker, LLC. He is an experienced board leader holding previous positions on both for-profit and non-profit boards including the Telecommunications Association of Maine, Oxford Networks, Good Will-Hinckley, and Thomas College. About Camden National Bank Camden National Corporation (NASDAQ:CAC), founded in 1875 and headquartered in Camden, Maine, is the largest publicly traded bank holding company in Northern New England with $4.0 billion in assets and nearly 650 employees. Camden National Bank, its subsidiary, is a full-service community bank that offers an array of consumer and business financial products and services, accompanied by the latest in digital banking technology to empower customers to bank the way they want. The Bank provides personalized service through a network of 60 banking centers, 76 ATMs, and lending offices in New Hampshire and Massachusetts, all complimented by 24/7 live phone support. Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC. ###